LLEX:NYSE American

NYSE AMERICAN APPROVES LILIS’ PLAN TO REGAIN COMPLIANCE

FORT WORTH, TEXAS – February 13, 2020 – Lilis Energy, Inc. (NYSE American: LLEX) (the “Company”), an exploration and production company operating in the Permian Basin of West Texas and Southeastern New Mexico, announced that on February 7, 2020 the NYSE American LLC (“NYSE American”) notified the Company that it has accepted the Company’s plan to regain compliance with the NYSE American’s continued listing standards.

As previously disclosed on November 21, 2019, the Company received a letter from the NYSE American stating that the Company was below compliance with Section 1003(a)(i)-(iii) of the NYSE American continued listing standards relating to stockholders’ equity.

The Company submitted a compliance plan to the NYSE American on December 20, 2019 advising how the Company plans to regain compliance with the continued listing standards by May 21, 2021. The NYSE American has reviewed and accepted the plan and the Company has been granted until May 21, 2021 to implement its plan and regain compliance. The extension is subject to periodic reviews by the NYSE American for compliance with the initiatives set forth in the plan.

If the Company is not in compliance with the continued listing standards by May 21, 2021, or if it does not make progress consistent with the plan during the plan period, NYSE American may initiate delisting proceedings as appropriate. The Company intends to regain compliance with the NYSE American continued listings standards by such date; however, there is no assurance the Company will be able to accomplish this.

About Lilis Energy, Inc.
Lilis Energy, Inc. is a Fort Worth based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered among the leading resource plays in North America.  Lilis’ current total net acreage in the Permian Basin is approximately 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas.  For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:
Wobbe Ploegsma
V.P. Capital Markets & Investor Relations
210-999-5400, ext. 31